Exhibit 99.1

CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor Relations 952-806-1707 Andy Larew – Director, Finance-Investor Relations 952-806-1425

For Immediate Release

REGIS APPOINTS DANIEL BELTZMAN TO BOARD OF DIRECTORS

MINNEAPOLIS — July 18, 2012 — Regis Corporation (NYSE:RGS - News) (“Regis”), the global leader in the $160 billion hair care industry, announced today that it has appointed Daniel Beltzman, managing member of Birch Run Capital, LLC (“Birch Run”), to its Board of Directors, effective August 1, 2012. According to a filing by Birch Run with the Securities and Exchange Commission in May 2012, Birch Run beneficially owned, through its affiliates, approximately 10.4% of Regis common stock at that time.  With the addition of Mr. Beltzman, Regis’ Board will expand from six directors to seven directors, all of whom are independent.

As recently announced, Regis has appointed a new President and Chief Executive Officer, Dan Hanrahan, effective August 6, 2012.  Mr. Hanrahan will also join the Regis Board and he will be the only director who is not independent.

“We regularly consider the composition of our Board of Directors, and are pleased to announce the appointment of Daniel to Regis’ Board,” said Joel Conner, Chairman of the Board. “We look forward to benefitting from Daniel’s wealth of financial experience and expertise, and welcome the additional shareholder perspective he will bring.  Birch Run has been a strong advocate of Regis, and believes in our strategy to enhance value for our shareholders by focusing on our core operations.”

Daniel Beltzman co-founded Birch Run Capital, LLC (“Birch Run”) in May 2006, and has served as a Managing Member of the firm since that time. Today, under Mr. Beltzman’s direction, Birch Run manages significant assets for a number of high net worth investors. In his current role, Mr. Beltzman oversees the investment portfolio, including formulating investment strategy and generating new investment ideas.  Mr. Beltzman holds a B.B.A and M.Acc. from the University of Michigan.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2012, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia.  For additional information about the company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1